UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.

On February 23, 2005, the Board of Directors of DDi Corp. (the “Company”) declared a dividend on the Company’s Series B Preferred Stock, in the amount of approximately $3.6 million, for dividends accrued and payable as of March 31, 2005. As permitted by the Certificate of Designation of the Series B Preferred Stock, the Company irrevocably elected to pay the dividend in the form of shares of the Company’s common stock. The Company expects to issue the common stock to pay the dividend on or about March 31, 2005. In accordance with the Certificate of Designation of the Series B Preferred Stock, the common stock issued will be valued at a 5% discount to the weighted-average market price for the 20 trading days prior to March 31, 2005. The shares of common stock issued have previously been registered for resale pursuant to a registration statement on Form S-3 (File No. 333-114967). This issuance of unregistered equity securities does not require an exemption from registration as it does not constitute a “sale” of securities; however, in the event that an exemption would be required, the exemption would be a Section 4(2) private offering, involving no underwriters.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: March 1, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel